STOCK PURCHASE AND OPTION AGREEMENT

THIS STOCK PURCHASE AND OPTION AGREEMENT (this "Agreement"), dated as of October 19, 2020 (the "Effective Date"), is entered into by and between Tang Ka Siu Johnny, a Hong Kong Citizen of 10 Floor, Champion Building, 287-291 Des Voeux Road Central, Sheung Wan, Hong Kong ("Seller"), First Bullion Holdings Inc., a British Virgin Islands incorporated company ("FBHI"), and Greenpro Capital Corp., a Nevada corporation (" Greenpro " or "Buyer").

RECITALS

WHEREAS, Greenpro is a NASDAQ listed company and trade under the symbol "GRNQ" with office address located at B-7-5, Northpoint Office, Mid Valley City, No.1 Medan Syed Putra, 59200 Kuala Lumpur, Malaysia. Greenpro currently provides a wide range of business consulting and corporate advisory services, including cross-border listing advisory services, tax planning, advisory and transaction services, record management services, and accounting outsourcing services;

WHEREAS, FBHI is a privately owned company with registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town. Tortola, VG1110, British Virgin Islands. FBHI is a new generation of crypto investment bank that enables the issuance and management of digital securities using Blockchain-based asset digitization technology. FBHI is a privately owned financial services company with an operating and development portfolio, Cryptosx Digital Asset Exchange, remittance and loan businesses;

WHEREAS, Buyer, Seller and FBHI entered into a non-binding Letter of Intent on 30 April 2020 in which Buyer intended to acquire up to 18% of the issued and outstanding shares of FBHI from the Seller at a consideration of One Million Eight Hundred Thousand United States Dollars (US$1.8 Million);

WHEREAS, the Seller desires to sell to the Buyer 10% of the issued and outstanding shares of FBH, and the Buyer desires to purchase 10% of the issued and outstanding shares of FBH from the Seller, representing 200,000 shares of Common Stock of FBHI (the "Purchase Shares"). Details of the changes in the capitalization table before and after the Purchase Shares can be found in Schedule A;

WHEREAS, FBHI agrees to grant an option (the "Option") to Greenpro to purchase an additional 8% of new shares of Common Stock (the "Option Shares" and, together with the Purchase Shares, the "Shares"), in each case on the terms and conditions set forth in Section 2 herein.

WHEREAS , this Purchase Agreement is subject to the approval by the board of directors of Greenpro and FBHI respectively and each of them has determined that this Agreement contemplated hereby are advisable and in the respective best interests of each of Greenpro, FBHI and the Seller. -

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of FBHI, the Seller and the Buyer hereby agree as follows:

1. PURCHASE OF PURCHASE SHARES

Pursuant to the terms and subject to the conditions of this Agreement,

1.1 Seller hereby sells, transfers, conveys and assigns to Buyer, and Buyer hereby purchases from Seller, all of Seller's right, title and interest in the Purchase Shares.

1.2 The consideration payable by the Buyer for the Purchase Shares is USD One Million Dollars (US$1 Million). Such consideration will be paid and settled by the new issuance of Greenpro restricted shares and the number of common stocks to be issued will be determined by the average closing share price of Greenpro for the last five (5) trading days prior to the signing date of this Agreement.

1.3 The closing of the transaction contemplated herein shall take place on or before 31 October 2020 at the offices of the Buyer or at such other time or place as the parties may mutually agree in writing. At the Closing, Seller shall transfer the Purchase Shares by delivering to the Buyer the Board resolution and share issuance confirmation from Vstock representing the Purchase Shares duly endorsed for transfer.

2. PURCHASE OF OPTION

2.1. FBHI hereby grant to the Buyer a non-transferrable Option to purchase an additional 8% of the newly issued ordinary shares of FBHI at a valuation of USD Twenty Million Dollars (US$20 Million). The increase in FBHI valuation is due to the significant increase in enterprise value since the signing of the Letter of Intent between Greenpro and FBHI in April 2020.

2.2. The purchase consideration is to be satisfied by the new issuance of Greenpro common stock and the number of common stocks to be issued will be determined by the average closing share price of Greenpro for the last five (5) trading days prior to the issuance of the new shares of FBHI. The US$20 Million valuation is effectively double the valuation for the purchase of the Purchase Shares.

2.3. In consideration for FBHI to grant the Option, Greenpro hereby pays to FBHI a total of 250,000 Greenpro restricted common shares, which will be considered as partial payment for the Option should the Buyer decided to exercise the Option. The balance of the purchase consideration for the Option will be payable up will be stipulated as per Clause 2.2. above.

2.4. The term of the Option is 180 days and shall commence on the date of this Agreement, and shall terminate at the end of the twelfth month thereafter

2.5. The Option may be exercised in part or in full at once or from time to time during the Option term as mention in Section 2, by providing written notice of exercise and issuance of new shares of FBHI to Buyer.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1 <u>Ownership, Transfer</u>. Seller is the current sole owner of all right, title and interest in the Purchase Shares and holds the Purchase Shares free and clear of all liabilities, liens, encumbrances, pledges, voting trusts or shareholder agreements, restrictions on transfer or other charges ("Liens"). Upon transfer of the Purchase Shares from Seller to Buyer, Buyer will acquire good and marketable title to the shares, free and clear of any Liens.

3.2 Authorization. Seller has the right, power and legal capacity and authority to enter into and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes Seller's valid and binding obligation, enforceable in accordance with its terms.

3.3 Sufficiency of Information. Seller is a director and officer of FBHI and remains generally familiar with the business and financial condition of FBHI. Seller is satisfied by reason of his own knowledge and investigation, and not in reliance on any express or implied representation of FBHI or any of its other officers, agents or affiliates, including Buyer, as to the sale of the Purchase Shares at the price(s) specified herein. Seller acknowledges that he has access to and has received sufficient information regarding FBHI to evaluate fully the merits of his decision to sell the Purchase Shares to Buyer, including having the opportunity to ask any questions and receive answers about FBHI's operations, results of operations, financial condition and prospects and such other information as Seller deems appropriate. Seller has carefully read this Agreement, has had an opportunity to consult with his attorney and financial advisors in connection with the execution thereof and fully understands the Agreement's final and binding effect.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Authorization. Buyer has the right, power and legal capacity and authority to enter into and perform its obligations under this Agreement and that this Agreement has been duly executed and delivered by Buyer and constitutes Buyer's valid and binding obligation, enforceable in accordance with its terms.

5. GENERAL PROVISIONS

5.1 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior or contemporaneous agreements and discussions, whether written or oral, express or implied.

5.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt affirmatively confirmed, or on the next business day when sent by reliable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Greenpro:-

Address:	B-7-5, Northpoint Office, Mid Valley City, No.1 Medan Syed Putra, 59200 Kuala Lumpur, Malaysia
Attention:	Loke Che Chan, Gilbert
Tel:	(603) 22013192
Email:	gilbert.loke@greenprocapital.com

If to FBHI:-

Address:	10 Floor, Champion Building, 287-291 Des Voeux Road Central, Sheung Wan, Hong Kong

Attention: Mr. Johnny Tang
Tel: +852 9193 0507
Email: johnny@queencapitalfinance.com

5.3 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

5.4 Further Assurances. Each party hereto shall execute and deliver such further instruments and take such further actions as the other party hereto may reasonably request in order to carry out the intent of this Agreement.

5.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

5.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Nevada without regard to the conflict of laws principles thereof.

5.7 Waivers, Amendments. No waiver or amendment of this Agreement shall be effective unless such waiver or amendment is in writing and has been executed by the parties intending to be bound.

5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

Greenpro Capital Corp.
Represented By: Loke Che Chan, Gilbert
Date: 19 October 2020

SELLER:

Tang Ka Siu Johnny
Date: 19 October 2020

First Bullion Holdings Inc.
Represented By: Philip Tam
Date: 19 October 2020

Schedule A - Capitalization Table

Before the Purchase Shares and before the exercise of the Option:

Shareholder Name	Shareholder Address	Shareholdings (Ordinary Shares)
Tang Ka Siu Johnny	10 Floor, Champion Building, 287-291 Des Voeux Road Central, Hong Kong	2,000,000 (100%)

Immediately after the Purchase Shares and before the exercise of the Option:

Shareholder Name	Shareholder Address	Shareholdings (Ordinary Shares)
Tang Ka Siu Johnny	10 Floor, Champion Building, 287-291 Des Voeux Road Central, Hong Kong	1,800,000 (90%)
Greenpro Capital Corp.	B-7-5, Northpoint Office, Mid Valley City, No.1 Medan Syed Putra, 59200 Kuala Lumpur, Malaysia	200,000 (10%)